Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 18, 2021, relating to the financial statements of First Majestic Silver Corp. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 40-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Interest of Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

May 5, 2021